Exhibit 99.1

PENN TREATY ANNOUNCES 2004 FOURTH-QUARTER AND FULL-YEAR RESULTS

Allentown, PA – April 14, 2005 – Penn Treaty American Corporation (NYSE: PTA) today announced its fourth quarter financial results for the period ended December 31, 2004, reporting a net loss of $4.3 million, or $.10 per basic and fully diluted share. For the fourth quarter of 2003, the Company reported a net loss of $14.0 million, or $.59 per basic and fully diluted share. * In accordance with GAAP, in a net loss situation, anti-dilutive convertible securities and options are not included in the calculation of fully diluted earnings per share.

The Company reported fourth quarter, 2004, net income from core operations of $4.1 million, which equates to $.05 per fully diluted share, taking into account all currently outstanding shares and shares otherwise considered anti-dilutive as described above. On a comparable basis, the Company reported net income from core operations of $2.5 million, or $.03 per fully diluted share during the fourth quarter of 2003.

The fourth quarter, 2004, net income from core operations excludes the following:

o	An after tax gain of $8.7 million attributable to a market gain recorded on the Company’s notional experience account due to declining interest rates and tightened credit spreads.

o	An expense accrual of $2.7 million, net of income taxes, for outstanding legal actions.

o	At December 31, 2004, the Company performed its quarterly evaluation of its goodwill asset from the purchase of its two agency subsidiaries in 1999 and 2000. From the evaluation, it was determined that the value of its goodwill asset should be reduced to reflect more conservative current industry and agency growth trends. As a result, the Company recorded a non-cash impairment charge, on a GAAP-basis only, of $12.5 million, net of income taxes. This impairment had no affect on statutory capital.

The following table reconciles the calculation of basic and fully diluted earnings per share from the Company’s reported financial results to fully diluted earnings per share from core operations for the fourth quarter of 2004.

(amounts in thousands, except per share data)
Three Months Ended December 31, 2004
Net loss	$(4,343)
Exclusions, net of tax:
Market gain on experience account	(8,685)
Litigation expense	2,698
Goodwill impairment	12,496

Total exclusions	6,509
Net income from core operations	2,166
Outstanding shares	41,763
Basic net income per share from core operations	$0.05

Adjustments, net of tax:
Gain on preferred interest	(14)
Interest expense on convertible debt	1,796
Amortization of debt offering costs	111

Total adjustments	1,893
Diluted net income from core operations	$4,059

Common stock equivalents due to dilutive
effect of stock options/warrants	65
Shares converted from convertible debt	47,441

Total outstanding shares for diluted earnings
per share from core operations computation	89,269
Diluted net income per share from core operations	$0.05

For the year ended December 31, 2004, the Company recorded net income of $20.5 million, or $.29 per fully diluted share. The results included an after-tax gain of $25.8 million, or $.30 per fully diluted share, attributable to a market gain recorded on the Company’s notional experience account due to declining market interest rates. In comparison, for the year ended December 31, 2003, the Company recorded a net loss of $13.2 million, or $.63 per fully diluted share. The 2003 results included an after-tax loss of $6.2 million, or $.29 per fully diluted share, attributable to the Company’s notional experience account.

Annualized new premium sales in the fourth quarter of 2004 grew 36% from the same period in 2003 to $4.1 million. Collected premium revenue in the fourth quarter of 2004 was $78.1 million, or 0.1% below the same period in 2003. The Company had $18 million in newly issued annualized premium sales for the twelve months of 2004, up 31% from 2003.

William Hunt, Penn Treaty’s President and CEO, stated, “Our results of $.05 per fully diluted share from core operations in the fourth quarter of 2004 reflect another strong quarter for Penn Treaty. Achieving our core operational earnings target of $.18-$.20 per fully diluted share for the entire year illustrates that our in-force business continues to be rehabilitated and has returned to profitability.

“I am pleased with the 31% growth in new sales that we posted during 2004; this compares favorably to the long-term care insurance industry, which had a 25% decline in new sales for the same period. More agents and policyholders are recognizing our value proposition every day. I am confident that the marketing foundation that we have laid during the past year will translate into greater sales and market share penetration in the future.

“The non-cash write-down of goodwill attributable to the Company’s agency operations reflects the slower sales environment faced by all senior-oriented insurance agencies at this time. Both agencies, United Insurance Group and Network Insurance Senior Health Division, have restructured their operations and are generating positive earnings for the Company. We anticipate growth in their sales levels in the future, but at this point in time, the goodwill write-down is appropriate. Because this impairment is a non-cash reduction in GAAP book value only, we have no current need to raise additional capital. The Company’s statutory capital ratios are unaffected and remain very strong,” concluded Mr. Hunt.

As previously announced, during the 2004 fourth quarter, the Company issued an additional $10.0 million in 6.25% convertible subordinated notes due 2008 (“the Notes”). Holders of the Notes also elected to convert $4.1 million in outstanding Notes into shares of the Company’s common stock during the fourth quarter, leaving $86.6 million in outstanding Notes at December 31, 2004. Since that date, holders of the Notes have converted approximately $6.3 million in additional Notes.

Book value at December 31, 2004, was $4.57 per share and fully converted book value (which assumes the conversion of the Company’s outstanding convertible debt) was $3.08. A reconciliation of book value to fully converted book value is as follows:

(amounts in thousands, except per share amounts)

Shareholders' equity	$197,371
Convertible debt, net of discount	85,167
Preferred interest on early conversion	1,403
Unamortized deferred offering costs	1,761

Shareholders' equity, fully converted	$285,702

Outstanding shares, as reported	43,177
Shares issuable upon conversion of debt	49,482	*

Outstanding shares, fully converted	92,659

Book value per share, as reported	$4.57

Book value per share, fully converted	$3.08

* Does not include potential shares issued for preferred interest if the debt is converted prior to October 15, 2005.

The Company reiterated its earnings guidance for 2005, expecting $.28-$.30 per diluted share from core operations.

The Company will hold an investor conference call to discuss its results today, at 2:00 p.m., EDT. Investors and analysts may participate by calling 1.800.762.7141. Please note that this number has changed from the Company’s earlier announcement. The conference call will be available via replay by calling 1.800.475.6701, access code 776221 until April 28, 2005, after which the conference call will be available on the Company’s website, www.penntreaty.com.

As a result of the Company’s efforts to restate prior period financial statements resulting from its recently announced reserve adjustment for inflation riders, the Company expects to file its Form 10-K for the period ended December 31, 2004, next week rather than by Friday, April 15, within the prescribed timeline.

The Company, through its wholly owned direct and indirect subsidiaries, Penn Treaty Network America Insurance Company, American Network Insurance Company, American Independent Network Insurance Company of New York, United Insurance Group Agency, Inc., Network Insurance Senior Health Division and Senior Financial Consultants Company, is primarily engaged in the underwriting, marketing and sale of individual and group accident and health insurance products, principally covering long-term nursing home and home health care.

Certain statements made by the Company in this press release may be considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations, including, but not limited to, its earnings from core operations projection for 2005. For additional information and risks related to the Company, please refer to its reports filed with the Securities and Exchange Commission.

Source:      Penn Treaty American Corporation

Contact:	Cameron Waite, Executive VP, Strategic Operations
1.800.222.3469 cwaite@penntreaty.com

PENN TREATY AMERICAN CORPORATION AND SUBSIDIARIES Consolidated Statements of Income and Comprehensive Income (amounts in thousands, except per share data)
	Three Months Ended December 31,		Year Ended December 31,
	2004	2003 *	2004	2003 *
Revenues:	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Premium revenue	$78,090	$78,190	$319,885	$321,946
Net investment income	12,255	11,209	46,839	43,273
Net realized capital gain (loss)	19	(28)	167	237
Market gain (loss) on notional experience account	13,361	(18,220)	39,749	(9,494)
Change in preferred interest on early conversion liability	22	(714)	2,237	(981)
Other income	1,642	2,920	5,864	9,082

	105,389	73,357	414,741	364,063

Benefits and expenses:
Benefits to policyholders	60,289	58,850	232,698	247,822
Commissions	9,323	9,602	39,115	40,800
Net policy acquisition costs amortized	1,929	1,459	11,578	10,243
General and administrative expense	13,524	14,888	52,970	59,110
Impairment of Goodwill	13,376	--	13,376	--
Litigation Expense	4,150	--	4,150	--
Expense and risk charges on reinsurance	2,808	2,768	11,230	11,073
Excise tax expense	710	929	2,969	3,065
Interest expense	2,605	2,305	10,443	8,112

	108,714	90,801	378,529	380,225

(Loss) income before federal income taxes	(3,325)	(17,444)	36,212	(16,162)
Federal income tax (provision) benefit	(1,018)	3,429	(15,676)	2,992

Net (loss) income	$(4,343)	$(14,015)	$20,536	$(13,170)

Basic earnings per share from net (loss) income	$(0.10)	$(0.59)	$0.54	$(0.63)
Diluted earnings per share from net (loss) income	$(0.10)	$(0.59)	$0.29	$(0.63)
Weighted average number of shares outstanding	41,763	23,773	37,720	20,970
Weighted average number of shares and share equivalents	41,763	23,773	86,306	20,970

*     Restated for reserve adjustments related to inflation riders.